UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 8, 2022

Mercury Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	000-23599	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Minuteman Road,	Andover,	Massachusetts	01810
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (978) 256-1300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	MRCY	Nasdaq Global Select Market
Preferred Stock Purchase Rights	N/A	Nasdaq Global Select Market

Item 7.01 Regulation FD Disclosure.

On February 8, 2022, Mercury Systems, Inc. (the “Company”) issued a press release announcing the implementation of an equity retention plan for certain Mercury employees whose continuing efforts are critical to the Company’s success. The plan is intended to recognize the recipients’ substantial contributions, to retain and motivate the recipients in the current challenging industry environment and labor market, and to reinforce the alignment of the recipients’ interests with the Company’s shareholders. The Company’s press release is furnished as exhibit 99.1 hereto.

Mercury’s Board of Directors approved the equity retention plan at the recommendation of the Company’s Human Capital and Compensation Committee, after consultation with its independent compensation consultant and careful consideration of a range of retention options, on February 7, 2022. Mercury’s executive leadership team and over 100 additional leaders are participating in the equity retention plan and will be granted their annual equity awards for fiscal 2023 on February 15, 2022, which is approximately six months earlier than the Company’s typical annual cycle for such grants. These awards are larger than those the employees would have otherwise received as part of their ordinary fiscal 2023 annual compensation.

The specific equity awards that have been approved for Mercury’s named executive officers (the “NEOs”) for issuance on February 15, 2022 are as follows: Mark Aslett, President & Chief Executive Officer, will receive $6,300,000 in performance stock awards and $6,300,000 in restricted stock awards; Michael D. Ruppert, EVP, Chief Financial Officer & Treasurer, will receive $1,930,000 in performance stock awards and $1,930,000 in restricted stock awards; and Christopher C. Cambria, EVP, General Counsel & Secretary, will receive $800,000 in performance stock awards and $800,000 in restricted stock awards.

Consistent with the Company’s prior practice for granting equity awards, the number of shares to be granted on February 15, 2022 will be determined by dividing the target value for grantees by the average closing price of Mercury’s common stock during the 30 calendar days prior to February 15, 2022. However, if the average closing price is lower than $55.00 per share, then a minimum of $55.00 per share will be used to calculate the number of shares to be granted.

The terms of the performance stock awards and restricted stock awards to be granted to the NEOs are substantially identical to the terms of the awards previously granted to the NEOs for fiscal 2022. The value of the performance awards is contingent on Mercury’s performance for fiscal 2022-2024, and Mercury must achieve financial results relative to its proxy peers for certain performance measures (revenue growth and adjusted EBITDA to revenue) for these awards to have any value. Performance stock awards earned at the end of the three-year performance period ending in fiscal 2024 are subject to an additional service requirement through February 15, 2025.

As a result of the February 15, 2022 grant, the Company anticipates recognizing additional stock-based compensation expense of $1.1 million, or $0.02 per share, net of tax, for the third quarter ending April 1, 2022 and $3.4 million, or $0.06 per share, net of tax, for the fiscal year ending July 1, 2022. Stock-based compensation is excluded from the Company’s non-GAAP measures.

The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. This Current Report will not be deemed an admission as to the materiality of any information in this report that is being disclosed pursuant to Regulation FD.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 8, 2022, of Mercury Systems, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 8, 2022	MERCURY SYSTEMS, INC.

	By:	/s/ Michael D. Ruppert
Michael D. Ruppert
Executive Vice President, Chief Financial Officer, and Treasurer

4